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    Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
DAYTON HUDSON RECEIVABLES CORPORATION

    We, the undersigned, Stephen C. Kowalke and Timothy R. Baer, respectively the Vice President and the Secretary of Dayton Hudson Receivables Corporation, a corporation formed under the laws of the State of Minnesota and subject to the provisions of the Minnesota Business Corporation Act, do hereby certify that the following resolutions were adopted in writing on February 1, 2000, by all of the holders of shares of the Corporation entitled to a notice of meeting for the purpose of adopting such resolutions:

    "RESOLVED, that Article I of the Articles of Incorporation of Dayton Hudson Receivables Corporation be, and the same is hereby, amended to read, as follows:

ARTICLE I

    The name of this Corporation shall be Target Receivables Corporation.

    RESOLVED FURTHER, that the President or Vice President and the Secretary or Assistant Secretary of Dayton Hudson Receivables Corporation be, and they are hereby, authorized and directed to execute and acknowledge a certificate attesting these resolutions, and to cause such certificate to be filed in the manner required under the laws of the State of Minnesota."

    IN WITNESS WHEREOF, Dayton Hudson Receivables Corporation has caused this certificate to be signed and executed by Stephen C. Kowalke, its Vice President, and attested to by Timothy R. Baer, its Secretary, on this 1st day of February 2000.

DAYTON HUDSON RECEIVABLES CORPORATION
BY:	/s/ STEPHEN C. KOWALKE Stephen C. Kowalke, Vice President
ATTEST BY:	/s/ TIMOTHY R. BAER Timothy R. Baer, Secretary
Subscribed and sworn to before me this 1st day of February 2000.
/s/ BRIAN K. DOWNS Notary

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CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF DAYTON HUDSON RECEIVABLES CORPORATION
ARTICLE I